MDU RESOURCES GROUP, INC.

                 DIRECTORS' COMPENSATION POLICY


     Each Director who is not a full-time employee of the Company shall receive compensation made up of annual cash retainers, common stock and meeting fees. Each Director is also eligible for awards under the 1997 Non-Employee Director Long-Term
Incentive Plan.

Annual Retainers and Stock Compensation

     The Board service annual cash retainer shall be $20,000. The Lead Director shall receive an annual retainer of $33,000. The annual retainers for service as Chairman of the Compensation, Finance and Nominating and Governance Committees shall be $4,000. The annual retainer for service as Chairman of the Audit Committee shall be $8,000. Such retainers shall be paid in monthly installments.

     The Amended and Restated Deferred Compensation Plan for Directors adopted on February 13, 1992, and effective January 1, 1992, as amended, permits a Director to defer all or any portion of the annual cash retainer, as well as meeting fees and any other cash compensation paid for service as a Director. The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Plan. For further details, reference is made to the Plan, a copy of which is attached.

     Each Director shall receive 2,700 shares of Common Stock on or about the 15th business day following the annual meeting of stockholders, pursuant to the Non-Employee Director Stock Compensation Plan, effective April 25, 1995, as amended, or the 1997 Non-Employee Director Long-Term Incentive Plan. A Director may decline a stock payment for any plan year, in writing in advance of the plan year to which stock payment relates. No cash compensation shall be paid in lieu thereof. By written election a Director may reduce the cash portion of the annual retainer and have that amount applied to the purchase of additional shares. The election must be made on a form provided by the administrative committee and returned to the committee by the last business day of the year prior to the year in which the election is to be effective. The election remains in effect until changed or revoked. No election may be changed or revoked for the current year, but may be changed for a subsequent year. For further details, reference is made to the Non-Employee Director Stock Compensation Plan, a copy of which is attached.

Board and Committee Meeting Fees

     The fee for each Board meeting attended shall be $1,500 and for each meeting attended of each Committee of which the Director is a member, and for attendance at the Strategic Planning meeting, shall be $1,500, payable only to Directors who are not full-time employees of the Company.

Travel Expense Reimbursement

     All Directors will be reimbursed for reasonable travel expenses including spouse's expenses (providing the spouse participates in ALL business, community, spouse-specific and social events), in connection with attendance at meetings of the Company's Board of Directors and its committees. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed full-coach rate. If the travel expense is related to reimbursement of non-commercial airfare, such reimbursement will not exceed the rate for comparable travel by means of commercial airline at the first-class rate.

Directors' Liability

     Article Seventeenth of the Company's Restated Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for breach of fiduciary duty as a Director, with certain exceptions stated below.
Section 7.07 of the Company's Bylaws requires the Company to indemnify fully a Director against expenses, attorneys fees, judgments, fines and amounts paid in settlement of any suit, action or proceeding, whether civil or criminal, arising from an action of a Director by reason of the fact that the Director was a Director of MDU Resources Group, Inc.

     There are exceptions to these protections: breaches of the Directors' duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, violation of
Section 174 of the Delaware General Corporation Law (relating to unlawful declaration of dividends and unlawful purchase of the company's stock), and transactions from which the Director derived an improper personal benefit (including short-swing profits under Section 16(b) of the Securities Exchange Act of
1934).

     The Company has and does maintain Directors' and Officers' liability insurance coverage with a $100,000,000 limit.

Insurance Coverages

     The Company maintains the following insurance for protection of its Directors as they carry out the business of MDU Resources
Group, Inc.

     1.   General liability and automobile liability insurance:

               The Directors are afforded coverage
          under the general liability and automobile liability insurance of the Company. The policy limit is $75,000,000 in excess of self-insured retentions of $500,000 per occurrence for general liability and $250,000 per occurrence for automobile liability; or
          $1,000,000 per occurrence/$2,000,000
          aggregate for general liability and
          $1,000,000 per occurrence for automobile liability, where we are carrying primary layer insurance coverage.

     2.   Fiduciary and employee benefit liability insurance:

               The Directors are afforded coverage
          under the fiduciary and employee benefits liability insurance of the Company. The policy has a $35,000,000 limit with no deductible applicable to the Director.

     3.   Aircraft liability insurance:

               The Company's existing aircraft
          liability insurance policy extends coverage while a non-owned* aircraft is used by a Director in traveling to and from Director or Board committee meetings. This insurance coverage constitutes excess liability coverage in the amount of $200,000,000.

               *Non-owned aircraft is defined as:  1)
          any aircraft registered under a "standard" airworthiness certificate issued by the FAA;
          2) aircraft with a seating capacity not
          exceeding 40 seats; 3) aircraft that are not owned by MDU Resources Group, Inc. or any of its subsidiaries; 4) aircraft that are not partly or wholly owned by or registered in the Director's name or the name of any Director's household member.

     4.   Travel and sojourn insurance:

               All Directors are protected by a group
          insurance policy with coverage of $250,000 that provides 24-hour accident protection while traveling on Company business.

               Coverage in all instances begins at the
          actual start of a business trip and ends when the Director returns to his/her home or regular place of employment.

               The beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

     5.   Group life insurance:

               All outside Directors are protected by a non-contributory group life insurance policy with coverage of $100,000.

               The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be an outside Director.

               A Certificate of Insurance shall be
          provided to the Director and the beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

               This protection is considered taxable
          compensation under current tax laws.
          Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.